EXHIBIT 4.2
                             MARK SOLUTIONS, INC.

                         1999 DIRECTOR STOCK OPTION PLAN


                                TABLE OF CONTENTS

Page
Section   1. PURPOSE..........................................................2

Section   2. DEFINITIONS......................................................2

Section   3. SHARES SUBJECT TO OPTIONS........................................3

Section   4. EFFECTIVE DATE...................................................3

Section   5. COMMITTEE AND ADMINISTRATION ....................................3

Section   6. ELIGIBILITY......................................................3

Section   7. GRANT OF OPTIONS.................................................3

Section   8. NONTRANSFERABILITY...............................................4

Section   9. SECURITIES REGISTRATION AND RESTRICTIONS.........................4

Section   10.  TERM OF PLAN...................................................4

Section   11.  ADJUSTMENT.....................................................5

Section   12.  AMENDMENT OR TERMINATION.......................................5

Section   13.  MISCELLANEOUS..................................................5









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Section 1. PURPOSE

    The purpose of the Plan is to promote the interests of the Corporation by granting Options to purchase Stock to business and professional individuals to attract and retain qualified directors who would contribute to the long-term growth of the Corporation.


Section 2. DEFINITIONS

    Each term set forth in this Section 2 shall have the meaning set forth opposite such term for purposes of the Plan and for any Option granted under the Plan. For purposes of such definitions, the singular shall include the plural and the plural shall include the singular. Unless otherwise expressly indicated, all Section references herein shall be construed to mean references to a particular Section of the Plan.

2.1 Board means the Board of Directors of the Corporation.

2.2 Committee means the committee appointed by the Board to administer the Plan as contemplated by Section 5, or in the absence of such Committee, the Board as a whole.

2.3 Corporation means Mark Solutions, Inc., a Delaware corporation, its subsidiaries, and any successor to such corporation.

2.4 Exchange Act means the Securities Exchange Act of 1934, as amended.

2.5 Fair Market Value means the price which the Committee acting in good faith determines through any reasonable valuation method that a share of Stock might change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or to sell and both having reasonable knowledge of the relevant facts.

2.6 Grant Date means the date the Committee authorizes the grant of the Option or such other date as the Committee may designate and as set forth in the Participant's Option Agreement.

2.7 Option means any option granted under the Plan to purchase Stock. Options are not intended to meet the requirements of Section 422 of the Internal Revenue Code of 1986, as now in effect or hereafter amended (the "Code").

2.8 Option Period means the period during which an Option may be exercised from time to time, as established by the Committee and set forth in each Option Agreement.

2.9 Option Price means the price which shall be paid to purchase one share of Stock upon the exercise of an Option granted under the Plan.

2.10 Participant mean any person who has been granted an Option under the Plan and entered into an Option Agreement for serving on the Board or agreeing to serve on the Board. 2.11 Plan means this Mark Solutions, Inc. 1999 Director Stock Option Plan, as amended from time to time.


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2.12 Securities Act means the Securities Act of 1933, as amended.

2.13 Stock means the Common Stock, $.01 par value per share, of the Corporation.


Section 3.   SHARES SUBJECT TO OPTIONS

      There shall be 1,500,000 shares of Stock reserved for issuance in connection with Options under the Plan. Such shares of Stock shall be reserved to the extent that the Corporation deems appropriate from authorized but unissued shares of Stock and from shares of Stock which have been reacquired by the Corporation. Any shares of Stock subject to an Option which remain after the cancellation expiration or exchange of such Option for another Option thereafter shall again become available for use under the Plan.


Section 4.   EFFECTIVE DATE

      The effective date of the Plan shall be January 22, 1999, the date it was originally approved and adopted by the Board of the Corporation.


Section 5.   COMMITTEE AND ADMINISTRATION

      The Plan shall be administered by the Committee. The Committee acting in its absolute discretion shall exercise such powers and take such action as expressly called for under the Plan. Furthermore, the Committee shall have the power to interpret the Plan and to take such other action in the administration and operation of the Plan as the Committee deems equitable under the circumstances, which action shall be binding on the Corporation, on each affected Participant and each other person directly or indirectly affected by such action. The Board may designate one Committee, all of the members of which are members of the Board.


Section 6.   ELIGIBILITY

      Only Participants, who are serving or agree to serve as a member of the Board, shall be eligible for the grant of Options under the Plan.


Section 7.   GRANT OF OPTIONS

      7.1Committee Action. The Committee in its absolute discretion shall grant Options to Participants under the Plan from time to time to purchase shares of Stock and, further, shall have the right to grant new Options in exchange for outstanding Options. Each grant of an Option shall be evidenced by an Option Agreement, and each Option Agreement shall incorporate such terms and conditions as the Committee acting in its absolute discretion deems consistent with the terms of the Plan, including, without limitation, (i) the number of shares subject to the Option, (ii) the Option Period, (iii) a limitation on the number of shares subject to the Option during the Option Period, (iv) events of surrender or termination (including continued retention as a director) and (v) transferability.

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     7.2 Option  Price.  The Option Price for each share of Stock  subject to an
Option shall not be less than the Fair Market Value of a share of Stock on the date the Option is granted. The Option Price shall be payable in cash or in exchange for other securities of the Corporation, or a combination thereof, upon the exercise of any Option.

     7.3  Exercise  Period.   Each  Option  granted  under  the  Plan  shall  be
exercisable in whole or in part at such time or times as set forth in the related Award Agreement, but no Award Agreement shall provide the Option is exercisable after the date which is the tenth anniversary of the Grant Date.


Section 8. NONTRANSFERABILITY

    Except as expressly set forth in an Option Agreement, no Option granted under the Plan shall be transferable by a Participant otherwise than by will or by the laws of descent and distribution, and such Option shall be exercisable during a Participant's lifetime only by the Participant.


Section 9. SECURITIES REGISTRATION AND RESTRICTIONS

    Each Option Agreement shall provide that, upon the receipt of shares of Stock as a result of the exercise of an Option, the Participant shall, if so requested by the Corporation, hold such shares of Stock for investment and not with a view toward resale or distribution to the public and, if requested by the Corporation, shall deliver to the Corporation a written statement to that effect satisfactory to the Corporation. Each Option Agreement shall also provide that, if so requested by the Corporation, the Participant shall represent in writing to the Corporation that he or she will not sell or offer to sell any such shares of Stock unless a registration statement shall be in effect with respect to such Stock under the Securities Act and any applicable state securities law or unless he or she shall have furnished to the Corporation an opinion, in form and substance satisfactory to the Corporation, of legal counsel acceptable to the Corporation, that such registration is not required. Certificates representing the Stock transferred upon the exercise of an Option granted under the Plan may at the discretion of the Corporation bear a legend to the effect that such Stock has not been registered under the Securities Act or any applicable state securities law and that such Stock may not be sold or offered for sale in the absence of (i) an effective registration statement as to such Stock under the Securities Act and any applicable state securities law or (ii) an opinion, inform and substance satisfactory to the Corporation, of legal counsel acceptable to the Corporation, that such registration is not required. Furthermore, the Corporation shall have the right to require a Participant to enter into such shareholder or other related agreements as the Corporation deems necessary or appropriate under the circumstances as a condition to the issuance of any Stock under the Plan.


Section 10.  TERM OF PLAN

    No Option shall be granted under the Plan on or after the earlier of (i) the tenth anniversary of the Effective Date of the Plan; provided, however, that after such anniversary date the Plan otherwise shall continue in effect until all outstanding Options have been exercised in full or no

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longer  are  exercisable,  or (ii) the date on which all of the  Stock  reserved under Section 3 of the Plan has, as a result of the exercise of Options granted under the Plan, been issued or no longer is available for use under the Plan, in which event the Plan also shall terminate on such date.

Section 11.  ADJUSTMENT

    The number of shares of Stock reserved under Section 3 of the Plan, and the number of shares of Stock subject to Options granted under the Plan and the Option Price of such Options shall be adjusted by the Committee in an equitable manner to reflect any change in the capitalization of the Corporation, including, but not limited to, such changes as stock dividends or stock splits. If any adjustment under this Section 11 would create a fractional share of Stock or a right to acquire a fractional share of Stock, such fractional share shall be disregarded and the number of shares of Stock reserved under the Plan and the number subject to any Options granted under the Plan shall be the next lower number of shares of Stock, rounding all factions downward. An adjustment made under this Section 11 by the Committee shall be conclusive and binding on all affected persons.


Section 12.  AMENDMENT OR TERMINATION

    The Plan may be amended by the Board from time to time to the extent that the Board deems necessary or appropriate.


Section 13.  MISCELLANEOUS

    13.1 Withholding. The acceptance of an Option granted under the Plan shall constitute a Participant's full and complete consent to whatever action the Committee elects to satisfy the federal and state tax withholding requirements, if any, which the Committee in its discretion deems applicable to such Option or exercise thereof.

     13.2 ERISA and the Code. The Plan is not subject to the provisions of ERISA or qualified under Section 401(a) of the Code.

     13.3 No Corporate Restrictions. The grant of an Option under the Plan shall not effect in any way the right or power of the Corporation to affect adjustments, reclassifications, reorganizations, or changes of its business or capital structure or to merge, consolidate, dissolve, liquidate or transfer all or a part of its business or assets.

     13.4 Options Subject to Applicable Law. The Plan and the Options shall be subject to all applicable Federal and State laws, rules, regulations and approvals.

    13.5 Construction. The Plan and the Option Agreements shall be construed under the laws of the State of New Jersey.

     13.6 Successors and Assigns. Except as otherwise provided herein, the Plan shall be binding and enforceable against the Corporation and its successors and assigns.


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     13.7  Severability.  Any provision of the Plan or an Option Agreement which is prohibited or unenforceable in any jurisdiction, or would disqualify the Plan or Option under any law deemed applicable by the Committee shall be construed or
deemed  amended  to  conform  to  applicable   laws  or  stricken  in  the  sole
determination of the Committee, without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall
not   invalidate   or  render   unenforceable   such   provision  in  any  other
jurisdictions.








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